EXHIBIT 99.1

Presidio, Inc. Reports Fourth Quarter and Year-End Fiscal 2017 Results

Delivers Solid Year-over-Year Annual Revenue and Earnings Growth
Strong Growth in Security and Cloud Offerings
Significant Deleveraging Through Strong Cash Flow Generation
Provides Guidance for Fiscal 2018

NEW YORK, Sept. 21, 2017 (GLOBE NEWSWIRE) -- Presidio, Inc. (NASDAQ:PSDO) ("Presidio"), a leading North American IT solutions provider delivering Digital Infrastructure, Cloud and Security solutions to middle-market customers, today announced its financial results for its fiscal fourth quarter and fiscal year ended June 30, 2017.

	Three months ended			Fiscal year ended
(in $ millions)	June 30, 2016	June 30, 2017	% Chg	June 30, 2016	June 30, 2017	% Chg
Total Revenue	$753.9	$729.3	(3.3)%	$2,714.9	$2,817.6	3.8%
Adjusted Revenue[1]	$754.1	$729.4	(3.3)%	$2,683.7	$2,818.2	5.0%
Total Gross Margin	$147.1	$152.3	3.5%	$540.6	$585.9	8.4%
Gross Margin %	19.5%	20.9%		19.9%	20.8%
Net Income (Loss)	$(7.4)	$10.4	n.m.	$(3.4)	$4.4	n.m.
Diluted EPS	$(0.10)	$0.11	n.m.	$(0.05)	$0.05	n.m.
Adjusted EBITDA[1]	$53.9	$60.4	12.1%	$211.1	$226.1	7.1%
Adj. EBITDA %[1]	7.1%	8.3%		7.9%	8.0%
Pro Forma Adjusted Net Income[2]	$23.4	$30.6	30.8%	$94.3	$112.1	18.9%
Pro Forma Diluted EPS[2]	$0.25	$0.32	28.0%	$1.03	$1.18	14.6%

“Fiscal 2017 was an exciting year for Presidio, as we achieved solid top-line growth, strong cash flow generation and attractive profitability. For the year, Pro Forma Adjusted Net Income grew by 18.9% due to strong execution in our Security and Cloud solution areas, which benefited from revenue growth of 30% and 28%, respectively. In addition, we successfully completed our initial public offering, significantly improved our financial flexibility by reducing our leverage and continued to execute on our strategic growth initiatives to drive sustainable long-term shareholder value,” said Bob Cagnazzi, Chief Executive Officer of Presidio.

Cagnazzi continued, “We are off to a good start to the fiscal year, and our early momentum, particularly in our Security and Cloud solution areas, provides us with the confidence to achieve our Fiscal 2018 guidance3, which includes: Total Revenue growth of approximately 5.5%; Adjusted EBITDA margin in the low 8% range; and Pro Forma Diluted EPS growth in the high single digit range. In addition, we expect to finish Fiscal 2018 with our net total leverage ratio in the mid-2x range, which is in line with our long-term strategy of reducing debt, excluding any strategic acquisitions.”

_________________________________
(1)	This financial measure is not based on U.S. GAAP. Please refer to the section of this press release entitled "About Non-GAAP and Pro Forma Financial Measures" for additional information and to the attached reconciliation to the most directly comparable U.S. GAAP measure. In addition, please refer to the sections entitled "Fiscal Year 2017 Highlights" and "Fourth Quarter Fiscal 2017 Highlights" for additional information regarding certain transactions that occurred during the fiscal year ended June 30, 2017 that impacted the comparability with the fiscal year ended June 30, 2016. Had these transactions been on a comparable basis in terms of software subscription sales as discussed below, the growth in Adjusted Revenue for the three months and fiscal year ended June 30, 2017 would have been (0.1)% and 7.8%, respectively. See the section entitled “Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations—Results of Operations—Fiscal Year Ended June 30, 2017 Compared to Fiscal Year Ended June 30, 2016” in the Company’s Annual Report on Form 10-K for a description of the Company’s shift towards the net treatment of software subscription sales.

(2)	This non-GAAP financial measure adjusts certain historical data on a pro forma basis following certain transactions. Please refer to the section of this press release entitled "About Non-GAAP and Pro Forma Financial Measures" for additional information and to the section entitled "Non-GAAP Reconciliations" for reconciliation to the most directly comparable U.S. GAAP measure.

(3)	The Company has not reconciled forward looking non-GAAP financial measures which includes Adjusted EBITDA margin, Pro Forma Diluted EPS and net total leverage ratio to their most directly comparable GAAP measures because certain items that impact these measures are not within its control and are subject to constant change. The company is unable to predict with reasonable certainty the ultimate timing or amount of items such as income taxes, unusual gains and losses, transaction costs and purchase accounting fair value adjustments and their impact on its financial statements without unreasonable effort. These items are uncertain, depend on various factors, and could materially impact the Company’s forward-looking guidance on GAAP measures.

Fiscal Year 2017 Highlights

  Total Revenue increased $102.7 million, or 3.8%, to $2,817.6 million for the fiscal year ended June 30, 2017, compared to Total Revenue of $2,714.9 million for the fiscal year ended June 30, 2016. The increase in Total Revenue resulted from an increase in client demand across both Security and Cloud solutions along with a higher proportion of services as part of our solutions. The growth was impacted by an increase in the proportion of our solutions being delivered in the form of new software subscriptions where the revenue associated with these solutions are recognized net of the related costs of sales in Total Revenue.
    Security revenue increased $74.7 million, or 30.0%, to $324.1 million in the fiscal year ended June 30, 2017, compared to $249.4 million in the fiscal year ended June 30, 2016, driven by higher demand from customers as they look to stay ahead of increasingly complex cyber security threats which drove adoption of advanced security technologies and services.
    Cloud revenue increased $109.4 million, or 27.9%, to $501.1 million in the fiscal year ended June 30, 2017, compared to $391.7 million for the fiscal year ended June 30, 2016, a result of strong demand in client engagements around multi-cloud and IT transformation, converged and hyper-converged infrastructure, data center modernization and associated services to support new multi-cloud infrastructure.
    Digital Infrastructure decreased $81.4 million, or 3.9%, to $1,992.4 million in the fiscal year ended June 30, 2017, compared to $2,073.8 million in the fiscal year ended June 30, 2016. Excluding the impact of the sale of Atlantix in Fiscal 2016 and the solutions delivered in the form of software subscriptions, the Digital Infrastructure solution area would have been approximately flat, year-over-year.
  Adjusted Revenue excludes the impact of purchase accounting adjustments from our acquisitions and excludes revenue associated with disposed businesses. Adjusted Revenue for the fiscal year ended June 30, 2017 increased $134.5 million or 5.0%. Had the software subscription solutions described previously been sold on the same terms as comparable solutions sold in the prior year, our Adjusted Revenue growth would have been approximately 7.8%.
  Total Gross Margin for the fiscal year ended June 30, 2017 increased $45.3 million, or 8.4%, to $585.9 million for the fiscal year ended June 30, 2017, as compared to $540.6 million for the fiscal year ended June 30, 2016, primarily a result of an increase in Total Revenue between periods and an expansion of Total Gross Margin as a percent of Total Revenue. Total Gross Margin as a percent of Total Revenue increased from 19.9% in the prior year to 20.8% in the fiscal year ended June 30, 2017 as a result of the sale of higher margin solutions.
  Net Income for the fiscal year ended June 30, 2017 was $4.4 million, or $0.05 of Net Income per diluted share, compared to a Net Loss of $3.4 million, or $0.05 of Net Loss per diluted share, in the fiscal year ended June 30, 2016.
  Pro Forma Adjusted Net Income for the fiscal year ended June 30, 2017 increased $17.8 million or 18.9% to $112.1 million, or $1.18 per pro forma diluted share, compared to $94.3 million, or $1.03 per pro forma diluted share, in the fiscal year ended June 30, 2016 as a result of the strong growth in Adjusted EBITDA and the favorable impact of deleveraging.
  Adjusted EBITDA increased $15.0 million, or 7.1%, to $226.1 million for the fiscal year ended June 30, 2017, from $211.1 million for the fiscal year ended June 30, 2016, primarily driven by growth in Adjusted Revenue as well as Total Gross Margin percent expansion, offset by the net impact of sales investments we have made in high-growth areas of our business to drive future growth. Adjusted EBITDA margins expanded to 8.0% for the fiscal year ended June 30, 2017 from 7.9% for the fiscal year ended June 30, 2016.

Fourth Quarter Fiscal Year 2017 Highlights

  Total Revenue for the quarter ended June 30, 2017 decreased $24.6 million or 3.3% to $729.3 million compared to Total Revenue of $753.9 million in the prior year's fourth quarter. The decline in Total Revenue was impacted by an increase in the proportion of new software subscription sales in our solutions; had the software subscription sales been sold on the same terms as the prior year, the decline would have been 0.1%.
    Security revenue increased 38.4% to $98.4 million in the three months ended June 30, 2017, compared to $71.1 million in the three months ended June 30, 2016, driven by higher demand from customers as they look to stay ahead of increasingly complex cyber security threats which drove adoption of advanced security technologies and services.
    Cloud revenue increased 11.9% to $134.0 million in the three months ended June 30, 2017 compared to $119.8 million for the three months ended June 30, 2016, a result of strong demand in client engagements around multi cloud and IT transformation, converged and hyper-converged infrastructure, data center modernization and associated services to support new multi cloud infrastructure in all market sectors.
    Digital Infrastructure revenue decreased 11.7% to $496.9 million in the three months ended June 30, 2017 compared to $563.0 million in the three months ended June 30, 2016, driven by lower revenue generated by government clients, particularly the federal government. Revenue growth was negatively impacted by the change in delivery of software subscriptions and the associated net revenue treatment.
  Total Gross Margin for the three months ended June 30, 2017 increased $5.2 million or 3.5% to $152.3 million compared to $147.1 million in the prior year quarter and Total Gross Margin as a percent of Total Revenue expanded to 20.9% in the three months ended June 30, 2017 from 19.5% in the prior year quarter. The expansion in Total Gross Margin was due to a favorable mix of higher margin solutions, as well as higher services gross margins in the period.
  Net Income for the three months ended June 30, 2017 was $10.4 million, or $0.11 of Net Income per diluted share, compared to a Net Loss of $7.4 million, or $0.10 of Net Loss per diluted share, in the prior year quarter. We benefited from higher Total Gross Margin and improved operating efficiency in the form of lower selling, general and administrative expenses. In addition, we realized lower transaction costs, interest expense and loss on extinguishment of debt in the three months ended June 30, 2017.
  Pro Forma Adjusted Net Income for the three months ended June 30, 2017 increased $7.2 million or 30.8% to $30.6 million, or $0.32 per pro forma diluted share, compared to $23.4 million, or $0.25 per pro forma diluted share, in the prior year quarter.
  Adjusted EBITDA increased $6.5 million, or 12.1%, to $60.4 million for the three months ended June 30, 2017, from $53.9 million for the three months ended June 30, 2016. Adjusted EBITDA margins expanded to 8.3% for the three months ended June 30, 2017 from 7.1% for the three months ended June 30, 2016.

Capital Resources and Free Cash Flow

  As of June 30, 2017, the Company had total long-term debt of $751.6 million and total net debt (defined as the total principal of debt outstanding, excluding discounts and issuance costs less cash and cash equivalents) of $724.1 million, representing 3.2x net total leverage (defined as total net debt divided by Adjusted EBITDA) for the fiscal year ended June 30, 2017.
  For the fiscal year ended June 30, 2017, we generated $94.0 million of Free Cash Flow, an increase of 14.4% or $11.8 million compared to $82.2 million in the fiscal year ended June 30, 2016 primarily a result of the increase in Adjusted EBITDA.
  During the fiscal year ended June 30, 2017, the Company:
    utilized proceeds from its initial public offering ("IPO") to redeem $97.5 million in aggregate principal amount of senior notes, utilized proceeds from the IPO to repurchase and cancel all of the $111.8 million in aggregate principal amount of senior subordinated notes, and made cumulative repayments totaling $105.7 million on its term loan facility due February 2022 using cash from operations and existing cash on hand, as well as the remaining proceeds from the IPO.

(in millions)	June 30, 2016	June 30, 2017
Cash and cash equivalents	$33.0	$27.5
Long-term debt:
Revolving credit facility	$—	$—
Receivables securitization facility	5.0	—
Term loan facility, due February 2022	732.3	626.6
Senior notes, 10.25% due February 2023	222.5	125.0
Subordinated notes, 10.25% due February 2023	111.8	—
Total long-term debt	$1,071.6	$751.6

Business Outlook

In Fiscal 2018 we expect to continue our strong execution in our Security and Cloud solution areas and our full-year Fiscal 2018 outlook is as follows:

  Total Revenue growth is expected to be approximately 5.5%;
  Adjusted EBITDA margin is expected to be in the low 8% range;
  Pro Forma Diluted EPS is expected to grow in the high single digit range; and
  Net total leverage is expected to be in the mid-2x range at the end of Fiscal 2018, excluding any strategic acquisitions.

The above forward-looking statements reflect Presidio’s expectations as of today’s date. Given the number of risk factors, uncertainties and assumptions discussed below, actual results may differ materially. Presidio does not intend to update its forward-looking statements until its next quarterly results announcement, other than in publicly available statements.

About Non-GAAP and Pro Forma Financial Measures

Our management regularly monitors certain financial measures to track the progress of our business against internal goals and targets. In addition to financial information presented in accordance with GAAP, management uses Adjusted Revenue, Adjusted EBITDA, Adjusted Net Income, Pro Forma Adjusted Net Income, Pro Forma Diluted EPS and Free Cash Flow (collectively, "non-GAAP measures," as further described below) in its evaluation of past performance and prospects for the future. Our non-GAAP measures should be considered in addition to, not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. They are not measurements of our financial performance under GAAP and should not be considered as alternatives to net income (loss) or revenue, as applicable, or any other performance measures derived in accordance with GAAP and may not be comparable to other similarly titled measures of other businesses. These non-GAAP measures have limitations as analytical tools and you should not consider them in isolation or as a substitute for analysis of our operating results as reported under GAAP and they include adjustments for items that may occur in future periods. However, we believe these adjustments are appropriate because the amounts recognized can vary significantly from period to period, do not directly relate to the ongoing operations of our business and complicate comparisons of our internal operating results and operating results of other peer companies over time.

We also adjust certain historical data on a pro forma basis following certain significant transactions. Specifically, we have provided a calculation of Pro Forma Adjusted Net Income to adjust for lower after-tax interest expense associated with the redemption and repurchase of notes as part of our IPO as if the IPO occurred on July 1, 2015 (the beginning of our fiscal year ending June 30, 2016) and for lower after-tax interest expense associated with the term loan refinancing that occurred in January 2017 as if the refinancing occurred on July 1, 2016 (the beginning of our fiscal year ending June 30, 2017).  Pro Forma Adjusted Net Income is for illustrative and informational purposes and is not intended to represent or be indicative of what our financial condition or results of operations would have been had the transactions occurred on the dates indicated. Pro Forma Adjusted Net Income should not be considered representative of our future financial condition or results of operations.

Additional Information

Subsequent to June 30, 2017, we have made a total of $15.0 million of voluntary prepayments on our term loan facility due February 2022.

Presidio announced the appointment on May 11, 2017, of Benjamin A. Pawson as Chief Accounting Officer in addition to his current duties as Controller.

In March 2017, the Company completed an IPO in which the Company issued and sold 18,766,465 shares of common stock, inclusive of 2,099,799 shares issued and sold pursuant to the underwriters’ option to purchase additional shares, at the public offering price of $14.00 per share.  The Company received net proceeds of $247.5 million, after deducting underwriting discounts and commissions and other offering expenses from the sale of its shares in the IPO.  In addition, the Company incurred $7.2 million of offering expenses in connection with the IPO.

On February 24, 2017, the board of directors of the Company declared a 2-for-1 stock split of the Company’s common stock in the form of a stock dividend payable on each share of common stock issued and outstanding as of February 24, 2017. The number of shares subject to and the exercise price of the Company’s outstanding options were adjusted to equitably reflect the split. All common stock share and per-share data included in these financial statements give effect to the stock split and have been adjusted retroactively for all periods presented.

In February 2016, we acquired the operations of Netech Corporation (“Netech”). As a result of the acquisition of Netech, our U.S. GAAP results include the operations of Netech in the periods ending June 30, 2016.

In October 2015, we completed the sale of our Atlantix Global Systems LLC subsidiary (“Atlantix”). Accordingly, our financial results for the fiscal year ended June 30, 2016 presented herein have been adjusted to exclude the operations of Atlantix as if the sale had occurred at the beginning of the period.  The Company’s financial results are presented above on an “Adjusted” basis to reflect the sale of Atlantix, as well as the adjustment of non-cash, non-recurring, and/or unusual items.

Conference Call Information

We have scheduled a conference call for Thursday, September 21, 2017, at 5:00 p.m. Eastern Time to discuss our financial results for the fiscal fourth quarter and fiscal year ended June 30, 2017.  Financial results will be released after the close of the U.S. financial markets on September 21, 2017.

Those wishing to participate via webcast should access the call through Presidio's Investor Relations website at http://investors.presidio.com. Those wishing to participate via telephone may dial in at 1-877-407-9039 (USA) or 1-201-689-8470 (International). The conference call replay will be available via webcast through Presidio's Investor Relations website. The telephone replay will be available from 8:00 p.m. Eastern Time on September 21, 2017, through September 28, 2017, by dialing 1-844-512-2921 (USA) or 1-412-317-6671 (International). The replay passcode will be 13667444.

About Presidio

Presidio is a leading North American IT solutions provider focused on Digital Infrastructure, Cloud and Security solutions. We deliver this technology expertise through a full life cycle model of professional, managed, and support services including strategy, consulting, implementation and design. By taking the time to deeply understand how our clients define success, we help them harness technology advances, simplify IT complexity and optimize their environments today while enabling future applications, user experiences, and revenue models. We serve approximately 7,000 middle-market, large, and government organizations across a diverse range of industries. More than 2,700 Presidio professionals, including more than 1,500 technical engineers, are based in 60+ offices across the United States in a unique, local delivery model combined with the national scale of a $2.8 billion dollar industry leader. We are passionate about driving results for our clients and delivering the highest quality of service in the industry. Presidio is owned by funds affiliated with Apollo Global Management, LLC (NYSE:APO). For more information visit: www.presidio.com.

Source: Presidio, Inc.

Contact Information

Investor Relations Contact:
Ed Yuen
866-232-3762
investors@presidio.com

Media Contact:
Dori White
Vice President of Corporate Marketing
212-324-4301
doriwhite@presidio.com

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This press release contains “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The use of words such as “anticipates,” “expects,” “intends,” “plans” and “believes,” among others, generally identify forward-looking statements. These forward-looking statements include statements relating to: future financial performance, business prospects and strategy, anticipated trends, prospects in the industries in which our businesses operate and other similar matters. These forward looking statements are based on management’s current expectations and assumptions about future events, which are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. Actual results could differ materially from those contained in these forward looking statements for a variety of reasons, including, among others: risks and uncertainties related to the capital markets, changes in senior management at Presidio, changes in our relationship with our vendor partners, adverse changes in economic conditions, risks resulting from a decreased demand for Presidio’s information technology solutions, risks relating to rapid technological change in Presidio’s industry and risks relating to acquisitions or regulatory changes. Certain of these and other risks and uncertainties are discussed in Presidio’s filings with the Securities and Exchange Commission. Other unknown or unpredictable factors that could also adversely affect our business, financial condition and results of operations may arise from time to time. In light of these risks and uncertainties, these forward looking statements may not prove to be accurate. Accordingly, you should not place undue reliance on these forward looking statements, which only reflect the views of our management as of the date of this press release. We do not undertake to update these forward-looking statements.

Non-GAAP Reconciliations

The reconciliation of Adjusted Revenue from Total Revenue for each of the periods presented is as follows:

(in millions)	Three months ended June 30, 2016	Three months ended June 30, 2017	Fiscal year ended June 30, 2016	Fiscal year ended June 30, 2017
Total Revenue	$753.9	$729.3	$2,714.9	$2,817.6
Adjustments:
Purchase accounting adjustments (1)	0.2	0.1	1.6	0.6
Revenue from disposed business (2)	—	—	(32.8)	—
Total adjustments	0.2	0.1	(31.2)	0.6
Adjusted Revenue	$754.1	$729.4	$2,683.7	$2,818.2

(1) Includes noncash adjustments associated with purchase accounting (including deferred revenue step down).

(2) Removes the historical revenue contribution of Atlantix prior to the sale of the Atlantix business in October 2015.

The reconciliation of Adjusted EBITDA from Net Income (Loss) for each of the periods presented is as follows:

(in millions)	Three months ended June 30, 2016	Three months ended June 30, 2017	Fiscal year ended June 30, 2016	Fiscal year ended June 30, 2017
Adjusted EBITDA Reconciliation:
Net Income (Loss)	$(7.4)	$10.4	$(3.4)	$4.4
Total depreciation and amortization (1)	23.0	21.9	81.7	87.2
Interest and other (income) expense	29.7	13.3	98.5	101.1
Income tax expense (benefit)	0.7	12.2	3.8	2.6
EBITDA	46.0	57.8	180.6	195.3
Adjustments:
Share-based compensation expense	0.4	1.3	2.2	10.2
Purchase accounting adjustments (2)	0.8	0.1	3.9	1.0
Transaction costs (3)	5.0	0.3	20.6	14.8
Other costs (4)	1.7	0.9	5.6	4.8
Earnings from disposed business (5)	—	—	(1.8)	—
Total adjustments	7.9	2.6	30.5	30.8
Adjusted EBITDA	$53.9	$60.4	$211.1	$226.1
Adjusted EBITDA % (6)	7.1%	8.3%	7.9%	8.0%

(1) Includes depreciation and amortization included within total operating expenses and cost of revenue.

(2) Includes noncash adjustments associated with purchase accounting (including inventory step up, deferred revenue step down and revaluation of deferred rent).

(3) Includes transaction-related expenses related to (i) stay and retention bonuses, (ii) transaction-related advisory and diligence fees, (iii) transaction-related legal, accounting and tax fees and (iv) professional fees and expenses associated with debt refinancings and (v) transaction-related severance charges.

(4) Includes other expenses such as (i) certain non-recurring costs incurred in the development of our new cloud service offerings, (ii) certain unusual legal expenses, (iii) integration of previously acquired managed services platforms into one system, and (iv) severance charges.

(5) Removes the historical earnings contribution of Atlantix prior to the sale of the business in October 2015.

(6) Adjusted EBITDA % represents the ratio of Adjusted EBITDA to Adjusted Revenue.

The reconciliation of Adjusted Net Income and Pro Forma Adjusted Net Income from Net Income (Loss) for each of the periods presented is as follows:

(in millions)	Three months ended June 30, 2016	Three months ended June 30, 2017	Fiscal year ended June 30, 2016	Fiscal year ended June 30, 2017
Adjusted Net Income reconciliation:
Net Income (Loss)	$(7.4)	$10.4	$(3.4)	$4.4
Adjustments:
Amortization of intangible assets	18.4	18.4	67.2	73.6
Amortization of debt issuance costs	2.0	1.4	7.6	6.5
Loss on disposal of business	—	—	6.8	—
Loss on extinguishment of debt	8.8	0.8	9.7	28.5
Share-based compensation expense	0.4	1.3	2.2	10.2
Purchase accounting adjustments	0.8	0.1	3.9	1.0
Transaction costs	5.0	0.3	20.6	14.8
Other costs	1.7	0.9	5.6	4.8
Earnings from disposed business	—	—	(1.8)	—
Income tax impact of adjustments (1)	(9.4)	(3.0)	(37.2)	(43.4)
Total adjustments	27.7	20.2	84.6	96.0
Adjusted Net Income	20.3	30.6	81.2	100.4
Pro Forma Adjustments:
Interest on notes repaid in IPO	5.1	—	21.5	14.4
Interest on term loan repricing	—	—	—	4.7
Income tax impact of adjustments	(2.0)	—	(8.4)	(7.4)
Total Pro Forma adjustments	3.1	—	13.1	11.7
Pro Forma Adjusted Net Income	$23.4	$30.6	$94.3	$112.1

(1) Includes an estimated tax impact of the adjustments to net income at our average statutory rate to arrive at an appropriate effective tax rate on Adjusted Net Income, except for (i) the adjustment of certain transaction costs that are permanently nondeductible for tax purposes and (ii) the impact of tax-deductible goodwill and intangible assets resulting from certain historical acquisitions and further adjusted for discrete tax items such as: the tax benefit associated with excess stock compensation deductions, the remeasurement of deferred tax liabilities due to state rate changes and the write-off of deferred tax assets resulting from reorganizations.

The reconciliation of Pro Forma weighted-average shares - diluted and Pro Forma Diluted EPS from GAAP weighted-average shares for each of the periods presented is as follows:

	Three months ended June 30, 2016	Three months ended June 30, 2017	Fiscal year ended June 30, 2016	Fiscal year ended June 30, 2017
Share count:
Weighted-average shares – basic	71,924,155	90,925,367	71,117,963	77,517,700
Dilutive effect of stock options	—	5,463,531	—	4,344,139
Weighted-average shares – diluted	71,924,155	96,388,898	71,117,963	81,861,839
Pro Forma shares issued at IPO (1)	18,766,465	—	18,766,465	13,248,165
Dilutive impact of stock options (2)	1,938,969	—	1,712,240	—
Total Pro Forma adjustments	20,705,434	—	20,478,705	13,248,165
Pro Forma weighted-average shares – diluted	92,629,589	96,388,898	91,596,668	95,110,004

Diluted EPS	$(0.10)	$0.11	$(0.05)	$0.05
Pro Forma Diluted EPS	$0.25	$0.32	$1.03	$1.18

(1) Includes an adjustment to reflect the shares issued in the March 2017 IPO as if the IPO occurred at the beginning of the period that are not already reflected in the basic weighted-average shares presented.

(2) Includes an adjustment to reflect the dilutive impact of outstanding stock options on Pro Forma Adjusted Net Income that were excluded from the calculation for GAAP purposes as anti-dilutive due to the GAAP net loss in the period.

We define Free Cash Flow as our net cash provided by operating activities adjusted to include the impact of net borrowings (repayments) on floor plan facility, the net cash impact of our leasing business and the purchases of property and equipment. The reconciliation of Free Cash Flow from Net cash provided by operating activities for the periods presented is as follows:

	Fiscal year ended June 30, 2016	Fiscal year ended June 30, 2017
Net cash provided by operating activities	$86.1	$51.0
Adjustments to reconcile to free cash flow:
Net borrowings on floor plan facility	20.9	41.6
Additions of equipment under sales-type and direct financing leases	(95.4)	(100.1)
Proceeds from collection of financing receivables	6.5	9.8
Additions to equipment under operating leases	(2.7)	(2.0)
Proceeds from disposition of equipment under operating leases	1.0	1.5
Proceeds from the discounting of financing receivables	86.4	108.6
Retirements of discounted financing receivables	(4.2)	(5.0)
Purchases of property and equipment	(16.4)	(11.4)
Total adjustments	(3.9)	43.0
Free Cash Flow	$82.2	$94.0

Presidio, Inc.
Consolidated Balance Sheets
(in millions)

	As of June 30, 2016	As of June 30, 2017
Assets
Current Assets
Cash and cash equivalents	$33.0	$27.5
Accounts receivable, net	503.0	576.3
Unbilled accounts receivable, net	135.7	159.8
Financing receivables, current portion	83.1	84.2
Inventory	48.3	27.7
Prepaid expenses and other current assets	68.2	63.4
Total current assets	871.3	938.9
Property and equipment, net	32.9	32.1
Financing receivables, less current portion	102.0	113.6
Goodwill	781.5	781.5
Identifiable intangible assets, net	825.5	751.9
Other assets	9.9	32.7
Total assets	$2,623.1	$2,650.7
Liabilities and Stockholders’ Equity
Current Liabilities
Current maturities of long-term debt	$7.4	$—
Accounts payable – trade	382.3	350.5
Accounts payable – floor plan	223.3	264.9
Accrued expenses and other current liabilities	167.1	216.3
Discounted financing receivables, current portion	75.3	79.9
Total current liabilities	855.4	911.6
Long-term debt, net of debt issuance costs and current maturities	1,030.6	730.7
Discounted financing receivables, less current portion	87.1	104.7
Deferred income tax liabilities	288.0	270.4
Other liabilities	15.1	30.4
Total liabilities	2,276.2	2,047.8
Commitments and contingencies (Note 13)
Stockholders’ Equity
Preferred stock:
$0.01 par value; 100 shares authorized and zero shares issued and outstanding at June 30, 2017 and June 30, 2016	—	—
Common stock:
$0.01 par value; 250,000,000 shares authorized and 90,969,919 shares issued and outstanding at June 30, 2017, 100,000,000 shares authorized and 71,922,836 shares issued and outstanding at June 30, 2016	0.7	0.9
Additional paid-in capital	373.9	625.3
Accumulated deficit	(27.7)	(23.3)
Total stockholders’ equity	346.9	602.9
Total liabilities and stockholders’ equity	$2,623.1	$2,650.7

Presidio, Inc.
Consolidated Statements of Operations
(in millions)

	Three months ended June 30, 2016	Three months ended June 30, 2017	Fiscal year ended June 30, 2016	Fiscal year ended June 30, 2017
Revenue
Product	$644.4	$615.4	$2,319.8	$2,373.2
Service	109.5	113.9	395.1	444.4
Total revenue	753.9	729.3	2,714.9	2,817.6
Cost of revenue
Product	522.2	489.3	1,866.5	1,884.2
Service	84.6	87.7	307.8	347.5
Total cost of revenue	606.8	577.0	2,174.3	2,231.7
Gross margin	147.1	152.3	540.6	585.9
Operating expenses
Total SG&A	97.6	95.6	345.1	381.2
Transaction costs	5.0	0.3	20.6	14.8
Depreciation and amortization	21.5	20.5	76.0	81.8
Total operating expenses	124.1	116.4	441.7	477.8
Operating income	23.0	35.9	98.9	108.1
Interest and other (income) expense
Interest expense	21.0	12.6	81.9	72.5
Loss on disposal of business	—	—	6.8	—
Loss on extinguishment of debt	8.8	0.8	9.7	28.5
Other (income) expense, net	(0.1)	(0.1)	0.1	0.1
Total interest and other (income) expense	29.7	13.3	98.5	101.1
Income (loss) before income taxes	(6.7)	22.6	0.4	7.0
Income tax expense (benefit)	0.7	12.2	3.8	2.6
Net income (loss)	$(7.4)	$10.4	$(3.4)	$4.4
Earnings (loss) per share:
Basic EPS	$(0.10)	$0.11	$(0.05)	$0.06
Diluted EPS	$(0.10)	$0.11	$(0.05)	$0.05
Weighted-average common shares outstanding:
Basic	71,924,155	90,925,367	71,117,962	77,517,700
Diluted	71,924,155	96,388,898	71,117,962	81,861,839

Presidio, Inc.
Consolidated Statements of Cash Flows
(in millions)

	Fiscal Year Ended June 30, 2016	Fiscal Year Ended June 30, 2017
Cash flows from operating activities:
Net income (loss)	$(3.4)	$4.4
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Amortization of intangible assets	67.2	73.6
Depreciation of property and equipment in operating expenses	8.8	8.2
Depreciation of property and equipment in cost of revenue	5.7	5.4
Provision for sales returns and credit losses	1.5	2.0
Amortization of debt issuance costs	7.6	6.5
Loss on extinguishment of debt	9.7	28.5
Loss on disposal of business	6.8	—
Noncash lease income	(5.0)	(3.7)
Share-based compensation expense	2.2	10.2
Deferred income tax expense (benefit)	(19.6)	(17.6)
Other	—	0.4
Change in assets and liabilities, net of acquisitions and dispositions:
Unbilled and accounts receivable	(37.6)	(98.4)
Inventory	(4.5)	20.6
Prepaid expenses and other assets	13.5	(20.6)
Accounts payable – trade	21.7	(31.9)
Accrued expenses and other liabilities	11.5	63.4
Net cash provided by operating activities	86.1	51.0
Cash flows from investing activities:
Acquisition of businesses, net of cash and cash equivalents acquired	(251.3)	—
Proceeds from collection of escrow related to acquisition of business	—	0.6
Proceeds from disposition of business	36.3	—
Additions of equipment under sales-type and direct financing leases	(95.4)	(100.1)
Proceeds from collection of financing receivables	6.5	9.8
Additions to equipment under operating leases	(2.7)	(2.0)
Proceeds from disposition of equipment under operating leases	1.0	1.5
Purchases of property and equipment	(16.4)	(11.4)
Net cash used in investing activities	(322.0)	(101.6)
Cash flows from financing activities:
Proceeds from initial public offering, net of underwriter discounts and commissions	—	247.5
Payments of initial public offering costs	—	(7.2)
Proceeds from issuance of common stock under share-based compensation plans	—	1.1
Repurchases of common stock	(0.1)	—
Payments of future consideration on acquisitions	(10.3)	—
Deferred financing costs	(1.2)	—
Proceeds from the discounting of financing receivables	86.4	108.6
Retirements of discounted financing receivables	(4.2)	(5.0)
Net borrowings (repayments) on the receivables securitization facility	5.0	(5.0)
Repayments of senior and subordinated notes	(66.3)	(230.8)
Borrowings of term loans, net of original issue discount	306.6	—
Repayments of term loans	(156.2)	(105.7)
Net borrowings (repayments) on the floor plan facility	20.9	41.6
Net cash provided by financing activities	180.6	45.1
Net decrease in cash and cash equivalents	(55.3)	(5.5)
Cash and cash equivalents:
Beginning of the period	88.3	33.0
End of the period	$33.0	$27.5
Supplemental disclosures of cash flow information
Cash paid during the period for:
Interest	$74.0	$75.7
Income taxes, net of refunds	$23.7	$3.3
Reduction of discounted lease assets and liabilities	$82.8	$89.6